A. O. SMITH CORPORATION

                               WORLD HEADQUARTERS
                                 LAW DEPARTMENT
           MAILING ADDRESS: P.O. BOX 245009, MILWAUKEE, WI 53224-9509
           STREET ADDRESS: 11270 WEST PARK PLACE, MILWAUKEE, WI 53224

                   Writer's Direct Dial Number: (414) 359-4137
                        Facsimile Number: (414) 359-4143
                     E-Mail Address: dromoser@aosmith.com


                                 April 12, 2002

A. O. Smith Corporation
11270 West Park Place
Milwaukee, WI  53244

Ladies and Gentlemen:

          I have acted as counsel for A. O. Smith Corporation, a Delaware corporation (the "Company"), in conjunction with the preparation of a Registration Statement on Form S-3 (the "Registration Statement"), including the prospectus constituting a part thereof (the "Prospectus"), to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to 3,500,000 shares of the Company's common stock, $1 par value (the "Common Stock"), together with up to 525,000 additional shares of Common Stock being registered to cover the over-allotment option to be granted by the Company to the underwriters.

          In this connection, I have examined: (i) the Registration Statement, including the Prospectus; (ii) the Company's Restated Certificate of Incorporation and Bylaws, as amended to date; (iii) resolutions of the Company's Board of Directors relating to the authorization of the sale and delivery of the Common Stock subject to the Registration Statement and (iv) such other proceedings, documents and records as I have deemed necessary to enable me to render this opinion.

          Based upon the foregoing, I am of the opinion that:

          1. The Company is a corporation validly existing under the laws of the State of Delaware.

          2. The shares of Common Stock covered by the Registration Statement that are to be offered and sold by the Company, when the price and the other terms of sale thereof have been determined by action of the special offering committee designated by the Company's Board of Directors in the manner contemplated by and as authorized by the Company's Board of Directors, and when issued and paid for in the manner contemplated in the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable. Under the laws of Delaware, stockholders of the Company have no personal liability for the debts or
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A.O. Smith Corporation
April 12, 2002
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obligations of the Company as a result of their status as stockholders of the
Company except that under a decision of the Wisconsin Supreme Court that applies such statute to corporations such as the Company, which are licensed to do business in Wisconsin, the holders of Common Stock are personally liable for the unpaid wage claims of the Company's employees, not to exceed six months' service in any one case, as provided in Section 180.0622(2)(b) of the Wisconsin Statutes as such action may be interpreted by a court of law.

          I hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am an "expert" within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

                                       Very truly yours,

                                       A. O. SMITH CORPORATION

                                       /s/ W. David Romoser

                                       W. David Romoser
                                       Vice President, General Counsel
                                       and Secretary